U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                              FORM 4
             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

_X_ Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
    See Instruction 1(b).

1. Name and address of Reporting Person

W. C. Howlett
Box 326
Herndon, Virginia  22070

2.  Issuer Name and Ticker or Trading Symbol

Williams Industries, Inc.  (WMSI)

3.  IRS or Social Security Number of Reporting Person if an entity
    (Voluntary)

4.  Statement for Month/Day/Year

     November 9, 2002

5. If Amendment, Date of Original (Month/Year)

    n/a

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    Director
    Officer - Title -
    10% Owner
 X  Other - this filing is to report my retirement as a Director;
            I am no longer subject to Section 16.

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Table I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security

Williams Industries, Inc. Common Stock

2.  Transaction Date (Month/Day/Year)

    N/a

2A. Deemed Execution Date, if any (Month/Day/Year)

    N/a

3.  Transaction Code

    Code
    N/a

4.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price
    N/a

5.  Amount of Securities Beneficially Owned
    following reported transaction(s)

    n/a (no change from last report)


6.  Ownership Form: Direct (D) or Indirect (I)

    n/a


7.  Nature of Indirect Beneficial Ownership

    n/a

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Table II
Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Derivative Security

    n/a

2.  Conversion or Exercise Price of Derivative Security

    n/a

3.  Transaction Date (Month/Day/Year)

    n/a

3A. Deemed Execution Date, if any (Month/Day/Year)

    n/a

4.  Transaction Code

    Code
    n/a

5.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

    n/a

6.  Date Exercisable and Expiration Date (Month/Day/Year)

    n/a

7.  Title and Amount of Underlying Securities

    n/a

8.  Price of Derivative Security

    n/a

9.  Number of Derivative Securities Beneficially Owned
    Following Reported Transaction(s)

    n/a (no change from last report)

10. Ownership Form of Derivative Security: Direct (D) or
    Indirect (I)

    n/a

11. Nature of Indirect Beneficial Ownership

     n/a

Signature of Reporting Person

/s/ W. C. Howlett        Date: November 21, 2002
    W. C. Howlett